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                                                                    Exhibit 16.1



May 16, 2003



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Ladies and Gentlemen:

We were previously principal accountants for the Waypoint Retirement Savings Incentive Plan (the Plan) and, under the date of October 4, 2002, we reported on the financial statements of the Waypoint Retirement Savings Incentive Plan as of and for the year ended December 31, 2001. On May 12, 2003, our appointment as principal accountants was terminated. We have read Waypoint Retirement Savings Incentive Plan's statements included under Item 4 of its Form 8-K dated May 12, 2003, and we agree with such statements, except that we are not in a position to agree or disagree with the statement that the change was recommended by Waypoint's Senior Management and approved by Waypoint's Audit Committee under authority delegated to it by the Board of Directors, the statement that there were no disagreements with Arthur Andersen, and the statement that the Plan did not consult with Beard Miller Company LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Plan's financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Very truly yours,



/s/KPMG LLP